EXHIBIT 23.1

Rachlin Cohen & Holtz LLP
Certified Public Accountants & Consultants

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of 5th Avenue Channel Corp., of our report dated April 20, 1999 (which report contains an emphasis paragraph relating to certain liquidity and profitability considerations) relating to the consolidated financial statements of 5th Avenue Channel Corp., as of December 31, 1998 and for the year ended December 31, 1998 appearing in such Prospectus. We also consent to the references to us under the heading "Expert" in the Prospectus.

                                                      RACHLIN COHEN & HOLTZ LLP

Miami, Florida
January 24, 2000

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